Exhibit 10.11

LEASE AGREEMENT

For and in consideration of the rentals, covenants, and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the following described Premises for the term, at the rental and subject to and upon all of the terms, covenants and agreements set forth in this Lease Agreement (“Lease”):

1. Summary of Lease Provisions.

1.1	Tenant: DayStar Technologies, Inc., a Delaware corporation (“Tenant”).

1.2	Landlord: Coronado Stender Associates, LLC, a Delaware limited liability company (“Landlord”).

1.3	Date of Lease, for reference purposes only: February 24, 2006.

1.4	Premises: That certain building, consisting of approximately 50,400 rentable square feet, commonly referred to as 2972 Stender Way and located in the City of Santa Clara, County of Santa Clara, State of California. (Paragraph 2.1)

1.5	Term: Fifty One (51) months. (Paragraph 3)

1.6	Commencement Date: June 1, 2006, subject to the provisions of Paragraph 3 below. (Paragraph 3)

1.7	Ending Date: August 31, 2010, unless sooner terminated pursuant to the terms of this Lease.

1.8	Rent:

Months	Monthly Rent	(Paragraph 4)
01-12	$18,144.00
13-24	$19,152.00
25-36	$20,160.00
37-48	$21,168.00
49-51	$22,176.00

1.9	Use of Premises: Research and development, and other related legal uses. (Paragraph 6)

1.10	Security Deposit: Twenty Thousand Dollars ($20,000). (Paragraph 5)

1.11	Addresses for Notices:

To Landlord:	Coronado Stender Associates, LLC
c/o South Bay Development Company
1690 Dell Avenue
Campbell, CA 95008
Attn: Scott R. Trobbe

To Tenant:	DayStar Technlogies, Inc.
13 Corporate Drive
Halfmoon, NY 12065
Attn: Thomas A. Polich, Esq.

1.12	Nonexclusive Right to Use No More Than: One hundred sixty-six parking spaces within the Common Area. (Paragraph 11.2)

1.13 Summary Provisions in General. Parenthetical references in this Paragraph 1 to other paragraphs in this Lease are for convenience of reference, and designate some of the other Lease paragraphs where applicable provisions are set forth. All of the terms and conditions of each such referenced paragraph shall be construed to be incorporated within and made a part of each of the above referring Summary of Lease Provisions. In the event of any conflict between any Summary of Lease provision as set forth above and the balance of the Lease, the latter shall control.

2. Property Leased.

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions herein set forth, those certain premises (“Premises”) referred to in Paragraph 1.4. In addition, Tenant shall have such rights in and to the Common Area (defined in Paragraph 11.1 below) as are more fully described in Paragraph 11.1 below.

The “Premises” shall also be referred to herein as the “Building.” The “Land” shall mean and refer to all of the real property outlined on Exhibit “A,” and shall not be limited to the parcel of real property on which the Building is located (if the same is a separate legal parcel). Any reference in this Lease to the “Parcel” shall be deemed a reference to the Land. The Land, Building and any other building(s) or improvement(s) now or hereafter located on the Land are referred to herein collectively as the “Project.”

Landlord reserves the right to grant to tenants of the Project, and to the agents, employees, servants, invitees, contractors, guests, customers and representatives of such tenants or to any other user authorized by Landlord, the nonexclusive right to use the Land for pedestrian and vehicular ingress and egress and vehicular parking.

2.2 Delivery of Premises. Prior to the Commencement Date, Landlord shall place the Premises in good working order with the cement floors cleaned and sealed and the HVAC (defined below) serviced and in good working order.

2.3 Acceptance of Premises. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair and to have accepted the Premises in their condition existing as of the date Tenant takes possession of the Premises, subject to all applicable laws, covenants, conditions, restrictions, easements and other matters of public record and the rules and regulations from time to time promulgated by Landlord governing the use of any portion of the Project. Tenant acknowledges that neither Landlord nor Landlord’s agents have made any representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, the condition of the Building or Premises, or the use or occupancy which may be made thereof and Tenant has independently investigated and is satisfied that the Premises are suitable for Tenant’s intended use and that the Building and Premises meet all governmental requirements for such intended use.

2.4 Condition to Lease. This Lease is conditioned upon the existing lender holding a security interest in the Land and Building consenting to this Lease. Neither Landlord nor Tenant shall have any rights or obligations hereunder unless such existing lender consents to this Lease. If such existing lender does not consent to this Lease within fifteen (15) business days following the date this Lease is fully executed, then this Lease shall terminate and be of no force or effect.

3. Term.

3.1 Commencement Date. The term of this Lease (the “Lease Term”) shall be for the period specified in Paragraph 1.5 above (unless sooner terminated pursuant to the terms of this Lease), commencing on the date set forth in Paragraph 1.6 (“Commencement Date”). The expiration of the Lease Term or sooner termination of this Lease is referred to herein as the “Lease Termination.”

3.2 Intentionally Omitted.

3.3 Early Occupancy. Landlord shall exercise commercially reasonable efforts to deliver possession of the Premises to Tenant promptly following the date Landlord’s lender consents to this Lease so that Tenant may install its furniture and furnishings and, subject to the terms of Paragraph 13 below, commence construction or installation of Tenant’s leasehold improvements and trade fixtures, prior to the Commencement Date. In no event shall Tenant be entitled to occupy the Premises for the purposes stated in the immediately preceding sentence or otherwise prior to Landlord’s lender consenting to this Lease. If, prior to the Commencement Date of this Lease, Tenant commences any work in the Premises for which a building permit is obtained (or is required to be obtained), then, from and after the date Tenant commences such work through the Commencement Date (and thereafter during the Lease Term), Tenant shall pay for all Services (as defined in Paragraph 9 below) supplied to or consumed on the Premises and Tenant shall contract for such Services in Tenant’s name as of the commencement of such work. Landlord shall not be liable or responsible under any circumstances for any damage, loss, or theft of any of Tenant’s personal property, furniture, furnishings, equipment, or inventory placed in the Premises prior to the Commencement Date, and Tenant hereby waives and releases Landlord and its agents, contractors, and employees, from and against any and all claims, liabilities, damages, actions, causes of action, costs and expenses arising from or related to any loss, damage or theft of Tenant’s personal property, furniture, furnishings, equipment or inventory placed in the Premises prior to the Commencement Date. Tenant shall take reasonable steps to ensure that such entry or performance of work by Tenant or its contractors (or such moving of personal property, furniture, furnishings, equipment or inventory into the Premises as provided above) does not interfere in any manner with, or delay the completion of, any work required to be performed by Landlord to satisfy Landlord’s obligations under Paragraph 2.2 above. Any entry into the Premises by Tenant, its agents, contractors and employees, prior to the Commencement Date of the Lease shall be at the sole risk of Tenant, and Tenant hereby releases Landlord, its agents, contractors, and employees, from any and all liability, cost, damage, lien, action, cause of action, judgment, expense, and claim for injury (including bodily injury, death, or property damage) (collectively, “Claims”) incurred or suffered by Tenant in or about the Premises during the construction of any improvements in the Premises by Landlord or its contractors or subcontractors prior to the Commencement Date of this Lease. Tenant hereby indemnifies, defends, and holds Landlord, its agents, contractors, and employees, harmless from and against any and all Claims, including, without limitation, attorneys’ fees and costs, made against Landlord by any party, as a result of any entry into or inspection of the Premises or Common Area made by Tenant, its agents, contractors, employees, or invitees, during the performance of any work by Landlord or its contractors in satisfying Landlord’s obligations under Paragraph 2.2 above. The obligations of Tenant under the immediately preceding sentence shall survive the expiration or earlier termination of the Lease. If Tenant or any of its agents, employees or contractors enter the Premises prior to the Commencement Date as provided above, then such entry shall be upon all the terms and conditions of this Lease (including, without limitation, Tenant’s obligations regarding indemnity and insurance), except that Tenant shall not be obligated to pay Rent prior to the Commencement Date.

3.4 Early Termination Right. Subject to the terms and conditions contained in this Paragraph 3.4, Landlord shall have the one time right, in the event Landlord intends to sell the Building free and clear of this Lease, to terminate this Lease (“Termination Right”) effective as of the expiration of the thirty-sixth (36) month of the Lease Term (“Early Termination Date”). Landlord may exercise the Termination Right by giving Tenant written notice of such termination no later than the expiration of the twenty-seventh (27) month of the Lease Term (“Cancellation Notice”). If Landlord timely delivers the Cancellation Notice, the monthly Rent shall be decreased to Thirteen Thousand Six Hundred Eight Dollars ($13,608) from the first full calendar month after receipt of the Cancellation Notice through the Early Termination Date. Notwithstanding the foregoing, if Landlord timely exercises its Termination Right pursuant to the terms of this Paragraph 3.4, then, provided Tenant is not in breach or default under this Lease, Tenant may elect to terminate this Lease by giving Landlord written notice of termination after the later of (x) receipt of Landlord’s Cancellation Notice, and (y) the expiration of the twenty-seventh month of the Lease Term but before the Early Termination Date. In the event Tenant timely delivers such termination notice to Landlord pursuant to the terms of the immediately preceding sentence, this Lease shall terminate as of the last day of the month in which Landlord receives Tenant’s early termination notice. In the event this Lease terminates pursuant to this Paragraph 3.4, then Tenant shall vacate and surrender the Premises in accordance with Paragraph 35 of this Lease on or before the Early Termination Date (or such earlier termination date if Tenant timely delivers its termination notice to Landlord pursuant to the terms of this Paragraph 3.4).

4. Rent.

4.1 Rent. Tenant shall pay to Landlord as rent for the Premises (“Rent”), in advance, on the first day of each calendar month, commencing on the date specified in Paragraph 1.6 and continuing throughout the Lease Term the Rent set forth in Paragraph 1.8 above. Rent shall be prorated, based on thirty (30) days per month, for any partial month during the Lease Term. Rent shall be payable without deduction, offset, prior notice or demand in lawful money of the United States to Landlord at the address herein specified for purposes of notice or to such other persons or such other places as Landlord may designate in writing.

4.2 Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, Tenant shall pay to Landlord, as Additional Rent, without the necessity of prior notice or demand, a late charge equal to five percent (5%) of any installment of Rent which is not received by Landlord within five (5) business days after the due date for such installment. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any installment of Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay such installment of Rent when due, including without limitation the right to terminate this Lease.

4.3 Additional Rent. All charges, costs and expenses and other sums which Tenant is required to pay hereunder (together with all interest and charges that may accrue thereon in the event of Tenant’s failure to pay the same), including without limitation, all charges costs and fees identified as Additional Rent in Paragraphs 4.2, 6.3, 6.4, 7.1, 8.3, 10.1, 10.2, 17.2, 19, 24.2(c) and 24.7 of this Lease, and all damages, costs and expenses which Landlord may incur by reason of any Default by Tenant shall be deemed to be additional rent hereunder (“Additional Rent”). In the event of nonpayment by Tenant of any Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of Rent. The term “Rentals” as used in this Lease shall mean Rent and Additional Rent.

5. Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (“Security Deposit”) in the amount set forth in Paragraph 1.10 above. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of each and every term, covenant, or condition of this Lease applicable to Tenant, and not as prepayment of Rent. If Tenant shall at any time fail to keep or perform any term, covenant or condition of this Lease applicable to Tenant, including without limitation, the payment of Rentals or those provisions requiring Tenant to repair damage to the Premises caused by Tenant or to surrender the Premises in the condition required pursuant to Paragraph 35 below, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation loss of future rents due under this Lease upon termination of this Lease due to a Default by Tenant and other damages recoverable under California Civil Code Section 1951.2. Tenant hereby waives California Civil Code Section 1950.7, or any similar law now or hereafter in effect which may have the effect of limiting the circumstances under which Landlord would be allowed to use or apply the Security Deposit or amount that could be so used or applied, or imposing a deadline for the return of the Security Deposit. In the event Landlord uses or applies any portion of the Security Deposit, Tenant shall, within five (5) business days after written demand by Landlord, remit to Landlord sufficient funds to restore any Security Deposit to its original sum. Failure by Tenant to so remit funds shall be a Default by Tenant. Should Tenant comply with all of the terms, covenants and conditions of this Lease applicable to Tenant, the balance of the Security Deposit shall be returned to Tenant within thirty (30) days after Lease Termination and surrender of the Premises by Tenant.

6. Use of Premises.

6.1 Permitted Uses. Tenant shall use the Premises and the Common Area only in conformance with applicable governmental or quasi-governmental laws, statutes, orders, regulations, rules, ordinances and other requirements now or hereafter in effect (collectively, “Laws”) for the purposes set forth in Paragraph 1.9 above, and for no other purpose without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Any change in use of the Premises or the Common Area without the prior written consent of Landlord shall be a Default by Tenant. Tenant and Tenant’s agents shall comply with the provisions of any Declaration of Covenants, Conditions, and Restrictions affecting the Premises and the Common Area.

6.2 Tenant to Comply with Legal Requirements. Tenant shall, at its sole cost, promptly comply with all Laws relating to or affecting the use, occupational safety, occupancy, or condition of the Premises, subject to Paragraph 10, including without limitation those relating to utility usage and load or number of permissible occupants or users of the Premises, whether or not the same are now contemplated by the parties; with the provisions of all recorded documents affecting the Premises or the Common Area insofar as the same relate to or affect the use, occupational safety, occupancy, or condition of the Premises or the Common Area; and with the requirements of any board of fire underwriters (or similar body now or hereafter constituted) relating to or affecting the use, occupational safety, occupancy, or condition of the Premises or the Common Area. Tenant’s obligations pursuant to this paragraph shall include, without limitation but subject to Paragraph 10, maintaining or restoring the Premises and making structural and nonstructural alterations and additions in compliance and conformity with all laws and recorded documents relating to the use, occupational safety, occupancy, or condition of the Premises during the Lease Term; provided, however, that Tenant shall not be obligated to make any alteration or addition required to bring the Premises into compliance with legal requirements in effect at the time the Premises or any improvements installed therein by Landlord, respectively, were originally constructed or in effect and applicable to the Premises prior to the date of occupancy of the Premises by Tenant. The preceding sentence notwithstanding, Tenant shall, at its sole cost, comply with all requirements for alterations, improvements or structural changes, related to or affected by Tenant’s (i) specific manner of use of the Premises, (ii) Tenant’s improvements, alterations or additions to the Premises, (iii) Tenant’s negligent acts, or (iv) Tenant’s applications for governmental approvals or permits. The preceding to the contrary notwithstanding, if any of the alterations, additions or changes referred to in clauses (i), (ii), (iii) or (iv) are structural in nature, Landlord may elect, in its sole discretion, to undertake such changes itself, at Tenant’s sole cost, and Tenant shall reimburse Landlord for the costs it reasonably incurs in undertaking the same within fifteen (15) days following written demand therefor and presentment of backup documentation evidencing such costs so incurred by Landlord. Tenant shall obtain prior to taking possession of the Premises any permits, licenses or other authorizations required for the lawful operation of its business at the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant, regardless of whether Landlord is a party thereto or not, that Tenant has violated such Law or recorded document relating to the use, occupational safety, occupancy, or condition of the Premises shall be conclusive of the fact of such violation by Tenant. Any alterations or additions undertaken by Tenant pursuant to this Paragraph 6.2 shall be subject to the requirements of Paragraph 13.1 below.

6.3 Prohibited Uses. Tenant and Tenant’s agents shall not commit or suffer to be committed any waste upon the Premises. Tenant and Tenant’s agents shall not do or permit anything to be done in or about the Premises or Common Area which will in any way obstruct or interfere with the rights of any authorized users of the Common Area, or occupants of neighboring property, or injure or annoy them. Tenant and Tenant’s agents shall not use or allow the Premises to be used for any unlawful, immoral or hazardous purpose (except the foregoing shall not preclude Tenant from using Hazardous Materials in connection with Tenant’s business that are approved by Landlord pursuant to the terms of Paragraph 6.4 below) or any purpose not permitted by this Lease, nor shall Tenant or Tenant’s agents cause, maintain, or permit any nuisance in, on or about the Premises. Tenant and Tenant’s agents shall not do or permit anything to be done in or about the Premises nor bring or keep anything in the Premises which will in any way increase the rate of any insurance upon any portion of the Project or any of its contents, or cause a cancellation of any insurance policy covering any portion of the Project or any of its contents, nor shall Tenant or Tenant’s agents keep, use or sell or permit to be kept, used or sold in or about the Premises any articles which may be prohibited by a standard form policy of fire insurance. In the event the rate of any insurance upon any portion of the Project or any of its contents is increased because of the acts or omissions of Tenant or Tenant’s agents, Tenant shall pay, as Additional Rent, the full cost of such increase. Tenant and Tenant’s agents shall not place any loads upon the floor, walls or ceiling of the Premises which would endanger the Building or the structural elements thereof or of the Premises, nor place any harmful liquids in the drainage system of the Building or Common Area. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Project except in properly designed and constructed trash receptacles or discharge systems and in compliance with all applicable Laws pertaining to the disposal of such waste materials or refuse. No materials, supplies, equipment, finished products (or semifinished products), raw materials, or other articles of any nature shall be stored upon, or be permitted to remain on, any portion of the Project outside the Premises.

6.4 Hazardous Materials. Attached hereto as Exhibit B is a list of Hazardous Materials that Tenant intends to use or employ during the Lease Term in connection with the operation of Tenant’s business in the Premises. Landlord hereby approves of Tenant’s use of such Hazardous Materials identified on Exhibit B so long as Tenant uses such Hazardous Materials in compliance with all applicable Laws and in compliance with the terms of this Paragraph 6.4. Neither Tenant nor Tenant’s agents shall permit the introduction, placement, use, storage, manufacture, transportation, release or disposition (collectively “Release”) of any Hazardous Material(s) (other than those identified on Exhibit B attached hereto) on or about any portion of the Project, without the prior written consent of Landlord, which shall not be unreasonably withheld. If Tenant intends or desires to use any Hazardous Materials on or about any portion of the Project other than those Hazardous Materials identified on Exhibit B attached hereto (“New Haz Mats”), then Tenant shall provide Landlord ten (10) days prior written notice of its intent or desire to use such New Haz Mats on or about the Premises (the “New Haz Mat Notice”). Tenant’s Haz Mat Notice shall not be effectively given unless it expressly states therein that Landlord’s failure to respond to such notice within ten (10) days following Landlord’s receipt of the same shall be deemed an approval by Landlord of such New Haz Mats referred to in Tenant’s Haz Mat Notice. Not later than ten (10) days following the date Landlord receives Tenant’s New Haz Mat Notice, Landlord shall notify Tenant in writing of Landlord’s approval or disapproval of such New Haz Mats (which approval shall not be unreasonably withheld). If Landlord fails to approve or disapprove such New Haz Mats within the ten (10) day period referred to above, then Landlord shall be deemed to have approved such New Haz Mats referred to in Tenant’s Haz Mat Notice. Landlord shall be permitted to impose reasonable conditions on Tenant’s use or Release of any New Haz Mats approved by Landlord, and Tenant agrees to comply with all such reasonable conditions that may be so imposed by Landlord. Tenant covenants that, at its sole cost and expense, Tenant will comply with all applicable Laws with respect to the Release of such Hazardous Materials and New Haz Mats. Any Release beyond the scope allowed in this paragraph shall be subject to Landlord’s prior written consent, which may not be unreasonably withheld. Tenant shall indemnify, defend and hold Landlord and Landlord’s agents harmless from and against any and all claims, losses, damages, liabilities, or expenses arising in connection with the Release of Hazardous Materials by Tenant, Tenant’s agents or any other person using the Premises. Tenant’s obligation to defend, hold harmless and indemnify pursuant to this Paragraph 6.4 shall survive Lease Termination.

Tenant shall promptly notify Landlord of (i) any claim, citation, notice of any pending or threatened suit, proceeding, order or governmental inquiry involving the Premises that becomes know to Tenant that alleges a violation of any law, rule or regulation, including, without limitation, any environmental law, rule or regulation applicable to the Project, or applicable portion thereof, and/or (ii) any claim made or threatened by any third party against Tenant or the Premises relating to loss or injury resulting from any occurrence or condition on the Premises or any other real property that could require the removal form the Premises of any Hazardous Materials or cause any restrictions on the ownership, occupancy, transferability or use of the Premises under any environmental law.

As used in this Lease, the term “Hazardous Materials” means any chemical, substance, waste or material which has been or is hereafter determined by any federal, state or local governmental authority to be capable of posing risk of injury to health or safety, including without limitation, those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act, as amended, and in the regulations promulgated pursuant to said laws; those substances defined as “hazardous wastes” in section 25117 of the California Health & Safety Code, or as “hazardous substances” in section 25316 of the California Health & Safety Code, as amended, and in the regulations promulgated pursuant to said laws; those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or designated by the Environmental Protection Agency (or any successor agency) as hazardous substances (see, e.g., 40 CFR Part 302 and amendments thereto); such other substances, materials and wastes which are or become regulated or become classified as hazardous or toxic under any Laws, including without limitation the California Health & Safety Code, Division 20, and Title 26 of the California Code of Regulations; and any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to section 311 of the Clean Water Act of 1977, 33 U.S.C. sections 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to section 307 of the Clean Water Act of 1977 (33 U.S.C. § 1317), as amended; (v) flammable explosives; (vi) radioactive materials; or (vii) radon gas.

Landlord shall have the right, upon reasonable advance written notice to Tenant (except such written notice shall not be required in the event of an emergency), to inspect, investigate, sample and/or monitor the Building and Common Area, including any soil, water, groundwater, or other sampling, to the extent reasonably necessary to determine whether Tenant is complying with the terms of this Lease with respect to Hazardous Materials. In connection therewith, Tenant shall provide Landlord upon 24 hours prior notice to the Facilities Director (except such 24-hour notice shall not be required in the event of an emergency), with reasonable access during reasonable hours to all portions of the Premises; provided, however, that Landlord shall avoid any unreasonable interference with the operation of Tenant’s business on the Premises. In the event that any such inspection, investigation, sampling or monitoring discloses a violation of Tenant’s obligations with respect to Hazardous Materials pursuant to this Section 6.4, all costs incurred by Landlord in performing such inspections, investigation, sampling and/or monitoring shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after Landlord’s demand for payment.

7. Taxes.

7.1 Personal Property Taxes. Tenant shall cause Tenant’s trade fixtures, equipment, furnishings, furniture, merchandise, inventory, machinery, appliances and other personal property installed or located on the Premises (collectively the “personal property”) to be assessed and billed separately from the Land and the Building. Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon or against Tenant’s personal property, unless proper objection to the imposition of such tax as been made to the relevant taxing authority. If any of Tenant’s personal property shall be assessed with the Land or the Building, Tenant shall pay to Landlord, as Additional Rent, the amounts attributable to Tenant’s personal property within ten (10) days after receipt of a written statement from Landlord setting forth the amount of such taxes, assessments and public charges attributable to Tenant’s personal property. Tenant shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation, or other taxes, assessments, license fees, or charges levied, assessed or imposed upon Tenant’s business operations conducted at the Premises, unless proper objection to the imposition of such tax as been made to the relevant taxing authority. Tenant shall comply with the provisions of any Law which requires Tenant to file a report of Tenant’s personal property located on the Premises.

8. Insurance; Indemnity; Waiver.

8.1 Insurance by Landlord. Landlord shall, during the Lease Term, procure and keep in force “All risk” or “Special Form” property insurance, and, at Landlord’s option, coverage for earthquake and flood; boiler and machinery (if applicable); sprinkler damage; and such other endorsements desired by Landlord. Such insurance may also include rental income insurance in an amount equal to the Rent payable under the Lease, for a period of not less than six months if the Premises are destroyed or damaged. Such insurance shall not cover any leasehold improvements or Alterations installed in the Premises by Tenant at its expense, or Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises.

8.2 Insurance by Tenant. Tenant shall, during the Lease Term, at Tenant’s sole cost and expense, procure and keep in force the following insurance:

(a) Personal Property Insurance. “All risk” or “Special Form” property insurance, including, without limitation, coverage for boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises by Tenant at its expense (if any), and on all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO all risk form or “Special form”, when such form is supplemented with the coverages required above.

(b) Liability Insurance. Commercial general liability insurance for the mutual benefit of Landlord and Tenant, against any and all claims for personal injury, death or property damage occurring in or about the Premises and Common Area or arising out of Tenant’s or Tenant’s agents’ use of the Common Area, use or occupancy of the Premises or Tenant’s operations on the Premises. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate. Such insurance shall contain a cross-liability (severability of interests) clause and an extended (“broad form”) liability endorsement, including blanket contractual coverage. The minimum limits specified above are the minimum amounts required by Landlord, and may be revised by Landlord from time to time to meet changed circumstances, including without limitation to reflect changes consistent with the standards required by other landlords in the county in which the Premises are located. Such liability insurance shall be primary and not contributory to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto. Such insurance shall specifically insure Tenant’s performance of the indemnity, defense and hold harmless agreements contained in Paragraph 8.4, although Tenant’s obligations pursuant to Paragraph 8.4 shall not be limited to the amount of any insurance required of or carried by Tenant under this Paragraph 8.2(b). Tenant shall be responsible for insuring that the amount of insurance maintained by Tenant is sufficient for Tenant’s purposes.

(c) Other. Such other insurance as required by law, including, without limitation, workers’ compensation insurance.

(d) Form of the Policies. The policies required to be maintained by Tenant pursuant to Paragraphs 8.2(a), (b), and (c) above shall be with companies, on forms, with deductible amounts (if any), and loss payable clauses satisfactory to Landlord, shall include Landlord (and the beneficiary or mortgagee of any deed of trust or mortgage encumbering the Premises and/or the Land provided Tenant is given written notice of such beneficiary or mortgagee) as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence. Certified copies of policies or certificates of insurance shall be delivered to Landlord prior to Tenant taking possession of the Premises; a new policy or certificate shall be delivered to Landlord at least thirty (30) days prior to the expiration date of the old policy. Tenant shall obtain a written obligation on the part of Tenant’s insurer(s) to notify Landlord (and any beneficiary or mortgagee of any deed of trust or mortgage encumbering the Premises and/or the Land, provided Tenant has been provided such beneficiary’s or mortgagee’s name and address) in writing of any delinquency in premium payments and at least thirty (30) days prior to any cancellation or modification of any policy. Tenant’s policies shall provide coverage on an occurrence basis and not on a claims made basis. In no event shall the limits of any policies maintained by Tenant be considered as limiting the liability of Tenant under this Lease.

8.3 Failure by Tenant to Obtain Insurance. If Tenant does not take out the insurance required pursuant to Paragraph 8.2 or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor, and Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

8.4 Indemnification. Tenant shall indemnify, hold harmless, and defend Landlord with competent counsel reasonably satisfactory to Landlord (except for Landlord’s active negligence or willful misconduct) against all claims, losses, damages, expenses or liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in, on or about the Building, Common Area or Land, if caused or contributed to by Tenant or any of Tenant’s agents, or arising out of any occurrence in, upon or at the Premises or on account of the use, condition or occupancy of the Premises. Tenant’s indemnification, defense and hold harmless obligations under this Lease shall include and apply to attorneys’ fees, investigation costs, and other costs actually incurred by Landlord. Tenant shall further indemnify, defend and hold harmless Landlord from and against any and all claims, losses, damages, liabilities or expenses arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. The provisions of this Paragraph 8.4 shall survive Lease Termination with respect to any damage, injury, death, breach or default occurring during the Lease Term or any holdover period (or during any period that Tenant is occupying the Premises prior to the Commencement Date pursuant to the terms of Paragraph 3.3 above) and prior to such termination. This Lease is made on the express condition that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use or occupancy of the Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s agents.

8.5 Claims by Tenant. Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for injury or death to any person, damage to any property, or loss of use of any property in any portion of the Project by and from all causes, including without limitation, any defect in any portion of the Project and/or any damage or injury resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether the damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources. Landlord shall not be liable for any damages arising from any act or negligence of any other tenant or user of the Project. Tenant or Tenant’s agents shall immediately notify Landlord in writing of any known defect in the Project. The provisions of this Paragraph 8.5 shall not apply to any damage or injury caused by Landlord’s willful misconduct or gross negligence.

8.6 Mutual Waiver of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord, and their respective officers, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to the Project, or to the furnishings, fixtures, equipment, inventory or other property of either Landlord or Tenant in, about or upon the Project, which is caused by or results from perils, events or happenings which are the subject of insurance carried by the respective parties pursuant to this Paragraph 8 and in force at the time of any such loss, whether due to the negligence of the other party or its agents and regardless of cause or origin; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss, to the extent such insurance is not prejudiced thereby, and to the extent insured against.

9. Utilities. Tenant shall pay during the Lease Term and prior to delinquency all charges for water, gas, light, power, electricity, sewage, heating, ventilating and air-conditioning (“HVAC”), telephone or other communication service, janitorial service, trash pick-up, sewer and all other services supplied to or consumed on the Premises (collectively, the “Services”) and all taxes, levies, fees or surcharges therefor. Tenant shall arrange for Services to be supplied to the Premises and shall contract for all of the Services in Tenant’s name prior to the

Commencement Date. The Commencement Date shall not be delayed by reason of any failure of Tenant to so contract for Services. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service being furnished to the Premises and no such failure or interruption shall entitle Tenant to terminate this Lease or shall otherwise affect Tenant’s obligations under this Lease. The lack or shortage of any Services due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rentals due hereunder, all without diminution, credit or deduction. Landlord shall be entitled to cooperate voluntarily and Tenant agrees to cooperate, with the efforts of governmental authorities or utility suppliers in reducing energy or other resource consumption.

10.	Repairs and Maintenance.

10.1 Landlord’s Responsibilities. Subject to the provisions of Paragraph 15 below, Landlord shall maintain in reasonably good order and repair: the roof structure, structural and exterior walls, and foundations of the Building, except for any repairs required because of a negligent or the wrongful act of Tenant or Tenant’s agents, which repairs shall be made at the expense of Tenant and as Additional Rent.

10.2 Tenant’s Responsibilities. Except as expressly provided in Paragraph 10.1 above, Tenant shall, at its sole cost, keep in good order, condition and repair the Premises and every part thereof, including, without limitation, windows, skylights, window frames, plate glass, freight docks, doors and related hardware, interior walls and partitions, and the electrical, plumbing, lighting, heating and air conditioning systems serving the Premises. Tenant shall deliver to Landlord every twelve months during the Lease Term a certificate of maintenance or its equivalent, signed by a licensed HVAC repair and maintenance contractor and stating that the heating and air conditioning system servicing the Premises has been inspected, serviced and is in good order, condition and repair. If Tenant fails to perform its obligations required of Tenant hereunder within ten (10) days after written notice from Landlord, in addition to all other rights and remedies available hereunder or by law and without waiving any alternative remedies, enter into the Premises and make and/or perform such maintenance and repair obligation. If Landlord makes such repairs and/or performs such maintenance work, Tenant shall reimburse Landlord upon demand and as Additional Rent, for the cost of such repairs and/or maintenance work. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant or Tenant’s agents as a result of Landlord performing any such repairs or maintenance. Tenant shall reimburse Landlord, on demand and as Additional Rent, for the cost of damage to the Project caused by Tenant or Tenant’s agents. Tenant expressly waives the benefits of any statute now or hereafter in effect (including without limitation the provisions of subsection 1 of Section 1932, Section 1941 and Section 1942 of the California Civil Code and any similar law, statute or ordinance now or hereafter in effect) which would otherwise afford Tenant the right to make repairs at Landlord’s expense (or to deduct the cost of such repairs from Rentals due hereunder) or to terminate this Lease because of Landlord’s failure to keep the Premises in good and sanitary order.

11.	Common Area.

11.1 In General. Subject to the terms and conditions of this Lease and such rules and regulations as Landlord may from time to time prescribe, Tenant and Tenant’s agents shall have, in common with other tenants of the Project and other permitted users, the nonexclusive right to use during the Lease Term the access roads, parking areas, sidewalks, landscaped areas and other facilities on the Land designated by Landlord for the general use and convenience of the occupants of the Project and other authorized users, which areas and facilities are referred to herein as the “Common Area.” This right to use the Common Area shall terminate upon Lease Termination. Landlord reserves the right from time to time to make changes in the shape, size, location, amount and extent of the Common Area. Landlord further reserves the right to promulgate such reasonable rules and regulations relating to the use of all or any portion of the Common Area and to amend such rules and regulations from time to time with or without advance notice, as Landlord may deem appropriate for the best interests of the occupants of the Project and other authorized users. Any amendments to the rules and regulations shall be effective as to Tenant, and binding on Tenant, upon delivery of a copy of such rules and regulations to Tenant. Tenant and Tenant’s agents shall observe such rules and regulations and any failure by Tenant or Tenant’s agents to observe and comply with the rules and regulations shall be a Default by Tenant. Landlord shall not be responsible for the nonperformance of the rules and regulations by any tenants or occupants of the Project or other authorized users, nor shall Landlord be liable to Tenant by reason of the noncompliance with or violation of the rules and regulations by any other tenant or user.

11.2 Parking Areas. Tenant is allocated and Tenant and Tenant’s employees and invitees shall have the nonexclusive right to use not more than the number of parking spaces set forth in Paragraph 1.12, the location of which may be designated from time to time by Landlord. Neither Tenant nor Tenant’s agents shall at any time use more parking spaces than the number so allocated to Tenant or park or permit the parking of their vehicles in any portion of the Land not designated by Landlord as a nonexclusive parking use. Tenant and Tenant’s agents shall not have the exclusive right to use any specific parking space. Notwithstanding the number of parking spaces designated for Tenant’s nonexclusive use, in the event by reason of any Law relating to or affecting parking on the Land, or any other cause beyond Landlord’s reasonable control, Landlord is required to reduce the number of parking spaces on the Land, Landlord shall have the right to proportionately reduce the number of Tenant’s parking spaces and the nonexclusive parking spaces of other tenants in the Building. Landlord reserves the right to promulgate such reasonable rules and regulations relating to the use of such parking areas on the Land as Landlord may deem appropriate. Landlord furthermore reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s agents which are parked in violation of the provisions of this Paragraph 11.2 or in violation of Landlord’s rules and regulations relating to parking, to be towed away at Tenant’s cost. In the event Landlord elects or is required by any law to limit or control parking on the Land, by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord. Landlord shall have the right to close, at reasonable times, all or any portion of the parking areas for any reasonable purpose, including without limitation, the prevention of a dedication thereof, or the accrual of rights of any person or public therein. Tenant and Tenant’s agents shall not at any time park or permit the parking of (i) trucks or other vehicles (whether owned by Tenant or other persons) adjacent to any loading areas so as to interfere in any manner with the use of such areas, (ii) Tenant’s or Tenant’s agents’ vehicles or trucks, or the vehicles or trucks of Tenant’s suppliers or others, in any portion of the Common Area not designated by Landlord for such use by Tenant, or (iii) any inoperative vehicles or equipment on any portion of the Common Area.

11.3 Maintenance by Landlord. Landlord shall operate, manage and maintain the Common Area. The manner in which the Common Area shall be maintained and the expenditures for such maintenance shall be at the sole discretion of Landlord, so long as such maintenance complies with applicable local and state regulations.

12. Intentionally Deleted.

13. Alterations and Improvements.

13.1 In General. Tenant shall not make, or permit to be made, any alterations, changes, enlargements, improvements or additions (collectively “Alterations”) in, on, about or to the Premises, or any part thereof, without the prior written consent of Landlord (which consent shall not be unreasonably withheld) and without acquiring and complying with the conditions of all permits required for such Alterations by any governmental authority having jurisdiction thereof. The term “Alterations” as used in this Paragraph 13 shall also include all heating, lighting, electrical (including all wiring, conduit outlets, drops, buss ducts, main and subpanels), air conditioning and partitioning in the Premises made by Tenant regardless of how affixed to the Premises. As a condition to the giving of its consent, Landlord may impose such requirements as Landlord may deem necessary in its sole discretion, including without limitation, the manner in which the work is done; a right of approval of the contractor by whom the work is to be performed; the times during which the work is to be accomplished; the requirement that Tenant post a completion bond in an amount and form satisfactory to Landlord;. In the event Landlord consents to the making of any Alterations by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a manner causing Landlord and Landlord’s agents and other tenants of the Project the least interference and inconvenience practicable under the circumstances. Tenant shall give written notice to Landlord five (5) business days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Premises, and prior to the commencement of any work of improvement on the Premises. Any Alterations to the Premises made by Tenant shall be made in accordance with applicable Laws and in a first-class workmanlike manner. In making any such Alterations, Tenant shall, at Tenant’s sole cost and expense, file for and secure and comply with any and all permits or approvals required by any governmental departments or authorities having jurisdiction thereof and any utility company having an interest therein. In no event shall Tenant make any structural changes to the Premises or make any changes to the Premises which (i) would weaken or impair the structural integrity of the Building, (ii) be visible from the exterior of the Building, or (iii) adversely affect any of the building systems (e.g. mechanical, electrical, plumbing or HVAC systems) serving or servicing the Building. Prior to Lease execution, Tenant shall submit to Landlord for approval, its improvement plans in as much detail as possible. Final plans shall also be submitted to Landlord for its approval prior to Tenant’s application for City of Santa Clara permits.

13.2 Removal Upon Lease Termination. At the time Tenant requests Landlord’s consent, Tenant shall request in writing a decision from Landlord in writing as to whether Landlord will require Tenant, at Tenant’s expense, to remove any or all such Alterations and whether such removal will require Tenant to restore the Premises to their prior condition at Lease Termination. Tenant’s written request referred to in the immediately preceding sentence shall not be effectively given unless it expressly states therein that Landlord’s failure to respond to such notice within ten (10) days following Landlord’s receipt of the same shall be deemed a decision by Landlord not to require Tenant to remove any of the Alterations described in Tenant’s written request. Following receipt by Landlord of such written request from Tenant, Landlord may elect to have all or a portion of Tenant’s Alterations removed from the Premises at Lease Termination, and Tenant shall, at its sole cost and expense, remove at Lease Termination such Alterations designated by Landlord for removal and repair all damage to the Project arising from such removal. If no such written decision from Landlord is received by Tenant within the ten (10) day period referred to above, then Landlord shall be deemed to have waived the right to require Tenant to remove such Alterations described in Tenant’s written request referred to above. In the event Tenant fails to so request Landlord’s decision or fails to remove any Alterations designated by Landlord for removal, Landlord may, but shall not be obligated to, remove any Alterations made to the Premises by Tenant and repair all damage to the Premises and Common Area arising from such removal, and may recover from Tenant all costs and expenses incurred thereby. Tenant’s obligation to pay such costs and expenses to Landlord shall survive Lease Termination. Unless Landlord elects to have Tenant remove any such Alterations, all such Alterations, except for moveable furniture and trade fixtures of Tenant not affixed to the Premises, shall become the property of Landlord upon Lease Termination (without any payment therefor) and remain upon and be surrendered with the Premises at Lease Termination.

14. Default and Remedies.

14.1 Events of Default. The term “Default by Tenant” as used in this Lease shall mean the occurrence of any of the following events:

(a) Tenant’s failure to pay when due any Rentals;

(b) Tenant’s vacation or abandonment of the Premises;

(c) Commencement and continuation for at least thirty (30) days of any case, action or proceeding by, against or concerning Tenant under any federal or state bankruptcy, insolvency or other debtor’s relief law, including without limitation, (i) a case under Title 11 of the United States Code concerning Tenant, whether under Chapter 7, 11, or 13 of such Title or under any other Chapter, or (ii) a case, action or proceeding seeking Tenant’s financial reorganization or an arrangement with any of Tenant’s creditors;

(d) Voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession for more than thirty (30) days of substantially all of Tenant’s assets or of any asset used in Tenant’s business on the Premises, regardless of whether such appointment is as a result of insolvency or any other cause;

(e) Execution of an assignment for the benefit of creditors of substantially all assets of Tenant available by law for the satisfaction of judgment creditors;

(f) Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Tenant, if Tenant is a corporation or a partnership;

(g) Levy of a writ of attachment or execution on Tenant’s interest under this Lease, if such writ continues for a period of ten (10) days;

(h) Transfer or attempted Transfer of this Lease or the Premises by Tenant contrary to the provisions of Paragraph 24 below; or

(i) Breach by Tenant of any term, covenant, condition, warranty, or other provision contained in this Lease or of any other obligation owing or due to Landlord.

14.2 Remedies. Upon any Default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law, to which Landlord may resort cumulatively, or in the alternative:

14.2.1 Termination. Upon any Default by Tenant, Landlord shall have the right (but not the obligation) to give written notice to Tenant of such default and terminate this Lease and Tenant’s right to possession of the Premises if (i) such default is in the payment of Rentals and is not cured within three (3) business days after any such notice, or, (ii) with respect to the defaults referred to in subparagraphs 14.1(b), (e), (f), (h) and (i), and such default is not cured within thirty (30) days after any such notice (or if a default under subparagraph 14.1(b) or (i) cannot be reasonably cured within thirty (30) days, if Tenant does not commence to cure the default within the thirty (30) day period or does not diligently and in good faith prosecute the cure to completion), or, (iii) with respect to the defaults specified in subparagraphs 14.1(c), (d) and (g) such default is not cured within the respective time periods specified in those subparagraphs. The parties agree that any notice given by Landlord to Tenant pursuant to this Paragraph 14.2.1 shall be sufficient notice for purposes of California Code of Civil Procedure Section 1161 and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Upon termination of this Lease, Landlord shall have the right to recover from Tenant:

(a) The worth at the time of award of the unpaid Rentals which had been earned at the time of termination;

(b) The worth at the time of award of the amount by which the Rentals which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the Rentals for the balance of the Lease Term after the time of award exceed the amount of such rental loss that Tenant proves could be reasonably avoided;

(d) Any other amounts necessary to compensate Landlord for all detriment proximately caused by the Default by Tenant or which in the ordinary course of events would likely result, including without limitation the following:

(i) Expenses in retaking possession of the Premises;

(ii) Expenses for cleaning, repairing or restoring the Premises;

(iii) Any unamortized real estate brokerage commission paid in connection with this Lease;

(iv) Expenses for removing, transporting, and storing any of Tenant’s property left at the Premises (although Landlord shall have no obligation to remove, transport, or store any such property);

(v) Expenses of reletting the Premises, including without limitation, brokerage commissions and attorneys’ fees;

(vi) Reasonable attorneys’ fees and court costs; and

(vii) Costs of carrying the Premises such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions (if any).

(e) The “worth at the time of award” of the amounts referred to in subparagraphs (a) and (b) of this Paragraph 14.2.1 is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the month immediately preceding the Default by Tenant, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, not to exceed the maximum rate allowable by law.

14.2.2 Continuance of Lease. Upon any Default by Tenant and unless and until Landlord elects to terminate this Lease pursuant to Paragraph 14.2.1 above, this Lease shall continue in effect after the Default by Tenant and Landlord may enforce all its rights and remedies under this Lease, including without limitation, the right to recover payment of Rentals as they become due. Neither efforts by Landlord to mitigate damages caused by a Default by Tenant nor the acceptance of any Rentals shall constitute a waiver by Landlord of any of Landlord’s rights or remedies, including the rights and remedies specified in Paragraph 14.2.1 above.

15. Damage or Destruction.

15.1 Definition of Terms. For the purposes of this Lease, the term: (a) “Insured Casualty” means damage to or destruction of the Premises from a cause actually insured against, for which the insurance proceeds paid or made available to Landlord are sufficient to rebuild or restore the Premises under then existing building codes to the condition existing immediately prior to the damage or destruction; and (b) “Uninsured Casualty” means damage to or destruction of the Premises from a cause not actually insured against, or from a cause actually insured against but for which the insurance proceeds paid or made available to Landlord are for any reason insufficient to rebuild or restore the Premises under then existing building codes to the condition existing immediately prior to the damage or destruction, or from a cause actually insured against but for which the insurance proceeds are not paid or made available to Landlord within sixty (60) days of the event of damage or destruction.

15.2 Insured Casualty.

15.2.1 Rebuilding Required. In the event of an Insured Casualty where the extent of damage or destruction is less than twenty percent (20%) of the then full replacement cost of the Premises, Landlord shall rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction, provided the damage or destruction was not a result of a negligent or willful act of Tenant, and that there exist no governmental codes or regulations that would interfere with Landlord’s ability to so rebuild or restore.

15.2.2 Landlord’s Election. In the event of an Insured Casualty where the extent of damage or destruction is equal to or greater than twenty percent (20%) of the then full replacement cost of the Premises, Landlord may, at its option and at its sole discretion, rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction, or terminate this Lease. Landlord shall notify Tenant in writing within sixty (60) days after the event of damage or destruction of Landlord’s election to either rebuild or restore the Premises or terminate this Lease.

15.2.3 Continuance of Lease. If Landlord is required to rebuild or restore the Premises pursuant to Paragraph 15.2.1 or if Landlord elects to rebuild or restore the Premises pursuant to Paragraph 15.2.2, this Lease shall remain in effect and Tenant shall have no claim against Landlord for compensation for inconvenience or loss of business during any period of repair or restoration.

15.3 Uninsured Casualty.

15.3.1 Landlord’s Election. In the event of an Uninsured Casualty, Landlord may, at its option and at its sole discretion (i) rebuild or restore the Premises as soon as reasonably possible at Landlord’s expense (unless the damage or destruction was caused by a active negligent or willful act of Tenant, in which event Tenant shall pay all costs of rebuilding or restoring), in which event this Lease shall continue in full force and effect or (ii) terminate this Lease, in which event Landlord shall give written notice to Tenant within sixty (60) days after the event of damage or destruction of Landlord’s election to terminate this Lease as of the date of the event of damage or destruction, and if the damage or destruction was caused by a active negligent or willful act of Tenant, Tenant shall be liable therefor to Landlord.

15.3.2 Tenant’s Ability to Continue Lease. If Landlord elects to terminate this Lease and the extent of damage or destruction is less than twenty percent (20%) of the then full replacement cost of the Premises or the proceeds paid or made available to Landlord are for any reason insufficient to rebuild or restore the Premises under then existing building codes to the condition existing immediately prior to the damage or destruction, and if there exist no governmental codes or regulations that would interfere with Landlord’s ability to so repair or restore, or Tenant’s ability to occupy the Premises or, in its sole discretion, reasonably conduct its operations on the Premises, then Tenant may nevertheless cause the Lease to continue in effect by (i) notifying Landlord in writing within ten (10) days after Landlord’s notice of termination of Tenant’s agreement to pay all costs of rebuilding or restoring not covered by insurance, and (ii) providing Landlord with reasonable security for or assurance of such payment. Tenant shall negotiate the terms of payment for such estimated cost of rebuilding or restoring no later than thirty (30) days prior to the date of commencement of construction for the restoration of the Premises. If Landlord and Tenant are not able to reach agreement in writing on the terms of such payment within such thirty (30) day period, then Landlord may terminate the Lease as provided herein. In the event Tenant fails to pay such cost to Landlord by the date specified, Landlord may immediately terminate the Lease and recover from Tenant all costs incurred by Landlord in preparation for construction. If the actual cost of rebuilding or restoring exceeds the estimated cost of such work, Tenant shall pay the difference to Landlord in cash upon notification by Landlord of the final cost. If the cost of rebuilding or restoring is less than the estimated cost of such work, Tenant shall be entitled to a refund of the difference upon completion of the rebuilding or restoring and determination of final cost.

15.4 Tenant’s Election. Notwithstanding anything to the contrary contained in this Paragraph 15, Tenant may elect to terminate this Lease in the event the Premises are damaged or destroyed and, in the reasonable opinion of Landlord’s architect or construction consultants, the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the event of damage or destruction. Tenant’s election shall be made by written notice to Landlord within ten (10) days after Tenant receives from Landlord the estimate of the time needed to complete repair or restoration of the Premises. If Tenant does not deliver said notice within said ten (10) day period, Tenant may not later terminate this Lease even if substantial completion of the rebuilding or restoration occurs subsequent to said one hundred eighty (180) day period, provided that Landlord is proceeding with diligence to rebuild or restore the Premises. If Tenant delivers said notice within said ten (10) day period, this Lease shall terminate as of the date of the event of damage or destruction.

15.5 Damage or Destruction Near End of Lease Term. Notwithstanding anything to the contrary contained in this Paragraph 15, in the event the Premises are damaged or destroyed in whole or in part (regardless of the extent of damage) from any cause during the last twelve (12) months of the Lease Term, Landlord may, at Landlord’s option, terminate this Lease as of the date of the event of damage or destruction by giving written notice to Tenant of Landlord’s election to do so within thirty (30) days after the event of such damage or destruction.

15.6 Termination of Lease. If the Lease is terminated pursuant to this Paragraph 15, the unused balance of the Security Deposit shall be refunded to Tenant. The current Rent shall be proportionately reduced during the period following the event of damage or destruction until the date on which Tenant surrenders the Premises, based upon the extent to which the damage or destruction interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord, to the extent such loss is covered as an insured peril by the insurance carried by Landlord pursuant to Paragraph 8.1. The proceeds of insurance carried by Tenant pursuant to Paragraph 8.2 shall be paid to Landlord and Tenant, as their interests appear.

15.7 Abatement of Rentals. If the Premises are to be rebuilt or restored pursuant to this Paragraph 15, the then current Rent shall be proportionately reduced during the period of repair or restoration, based upon the extent to which the making of repairs interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord, to the extent such loss is covered as an insured peril by the insurance carried by Landlord pursuant to Paragraph 8.1. All other Rentals due hereunder shall continue unaffected.

15.8 Liability for Personal Property. In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to any Alterations or leasehold improvements to the Premises made by Tenant, trade fixtures, equipment, merchandise, furniture, or any other property installed by Tenant or at the expense of Tenant. If Landlord or Tenant do not elect to terminate this Lease pursuant to this Paragraph 15, Tenant shall be obligated to promptly rebuild or restore the same to the condition existing immediately prior to the damage or destruction in accordance with the provisions of Paragraph 13.1.

15.9 Waiver of Civil Code Remedies. Landlord and Tenant acknowledge that the rights and obligations of the parties upon damage or destruction of the Premises are as set forth herein; therefore Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction of the Premises, except as specifically provided by this Lease, including without limitation any rights pursuant to the provisions of Subdivision 2 of Section 1932 and Subdivision 4 of Section 1933 of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted, which provisions relate to the termination of the hiring of a thing upon its substantial damage or destruction.

16.	Condemnation.

16.1 Definition of Terms. For the purposes of this Lease, the term: (a) “Taking” means a taking of the Premises or Common Area or damage related to the exercise of the power of eminent domain and includes, without limitation, a voluntary conveyance, in lieu of court proceedings, to any agency, authority, public utility, person or corporate entity empowered to condemn property; (b) “Total Taking” means the Taking of the entire Premises or so much of the Premises or Common Area as to prevent or substantially impair the use thereof by Tenant for the uses herein specified; provided, however, that in no event shall the Taking of less than twenty percent (20%) of the Premises be considered a Total Taking; (c) “Partial Taking” means the Taking of only a portion of the Premises or Common Area which does not constitute a Total Taking; (d) “Date of Taking” means the date upon which the title to the Premises or Common

Area or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; and (e) “Award” means the amount of any award made, consideration paid, or damages ordered as a result of a Taking.

16.2 Rights. The parties agree that in the event of a Taking all rights between them or in and to an Award shall be as set forth herein.

16.3 Total Taking. In the event of a Total Taking during the Lease Term: (a) the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the Date of Taking; (b) Landlord shall refund to Tenant any prepaid Rent and the unused balance of the Security Deposit; (c) Tenant shall pay Landlord any Rentals due Landlord under the Lease, prorated as of the Date of Taking; (d) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award those portions of the Award attributable to trade fixtures of Tenant and leasehold improvements made by Tenant to the Premises at Tenant’s sole cost; and (e) the remainder of the Award shall be paid to and be the property of Landlord.

16.4 Partial Taking. In the event of a Partial Taking during the Lease Term: (a) the rights of Tenant under the Lease and the leasehold estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; (b) from and after the Date of Taking the Rent shall be an amount equal to the product obtained by multiplying the then current Rent by the quotient obtained by dividing the fair market value of the Premises immediately after the Taking by the fair market value of the Premises immediately prior to the Taking; (c) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award the portions of the Award attributable to trade fixtures of Tenant and leasehold improvements made by Tenant to the Premises at Tenant’s sole cost; and (d) the remainder of the Award shall be paid to and be the property of Landlord. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a Partial Taking.

17.	Liens.

17.1 Premises to Be Free of Liens. Tenant shall pay for all labor and services performed for, subject to the all other terms of this Lease, and all materials used by or furnished to Tenant, Tenant’s agents, or any contractor employed by Tenant with respect to the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and keep the Project free from any liens, claims, demands, encumbrances, or judgments, including all costs, liabilities and attorneys’ fees with respect thereto, created or suffered by reason of any labor or services performed for, or materials used by or furnished to Tenant or Tenant’s agents or any contractor employed by Tenant with respect to the Premises. Landlord shall have the right, at all times, to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord and the Premises, Building, Common Area and Land, and any other party having an interest therein, from mechanics’ and materialmen’s liens, including without limitation a notice of nonresponsibility. In the event Tenant is required to post an improvement bond with a public agency in connection with any work performed by Tenant on or to the Premises, Tenant shall include Landlord as an additional obligee.

17.2 Notice of Lien; Bond. Should any claims of lien be filed against, or any action be commenced affecting the Premises, Tenant’s interest in the Premises or any other portion of the Project, Tenant shall give Landlord notice of such lien or action within three (3) business days after Tenant receives notice of the filing of the lien or the commencement of the action. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien or posting of a proper bond. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant as Additional Rent on demand.

18. Landlord’s Right of Access to Premises. Landlord reserves and shall have the right and Tenant and Tenant’s agents shall permit Landlord and Landlord’s agents to enter the Premises at any reasonable time for the purpose of (i) inspecting the Premises, (ii) performing Landlord’s maintenance and repair responsibilities set forth herein, (iii) posting notices of nonresponsibility, (iv) placing upon the Premises at any time “For Sale” signs, (v) placing on the Premises ordinary “For Lease” signs at any time within two hundred ten (210) days prior to Lease Termination, or at any time Tenant is in default hereunder, or at such other times as agreed to by Landlord and Tenant, (vi) protecting the Premises in the event of an emergency and (vii) exhibiting the Premises to prospective purchasers, lenders or tenants. In the event of an emergency, Landlord shall have the right to use any and all means which Landlord may deem proper to gain access to the Premises. Any entry to the Premises by Landlord or Landlord’s agents in accordance with this Paragraph 18 or any other provision of this Lease shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof nor give Tenant the right to abate the Rentals payable under this Lease. Tenant hereby waives any claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s or Landlord’s agents’ entry into the Premises as permitted by this Paragraph 18 or any other provision of this Lease.

19. Landlord’s Right to Perform Tenant’s Covenants. Except as otherwise expressly provided herein, if Tenant shall at any time fail to make any payment or perform any other act required to be made or performed by Tenant under this Lease, Landlord may upon ten (10) days written notice to Tenant, but shall not be obligated to and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent that Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant as Additional Rent upon demand.

20. Lender Requirements.

20.1 Subordination. This Lease, at Landlord’s option, shall be subject and subordinate to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount(s) whatsoever now or hereafter placed on or against or affecting the Premises or Land, or Landlord’s interest or estate therein without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. If any mortgagee or beneficiary shall elect to have this Lease prior to the lien of its mortgage or deed of trust, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of such mortgage or deed of trust or the date of the recording thereof.

20.2 Subordination and Non-Disturbance Agreements. Tenant shall execute and deliver, without charge therefor, and with the preparation of, and costs of Landlord for, such subordination documents at Landlord’s expense, such further instruments evidencing subordination of this Lease to the lien of any mortgages or deeds of trust affecting the Premises or Land as may be required by Landlord within ten (10) days following Landlord’s request therefor; provided that such mortgagee or beneficiary under such mortgage or deed of trust agrees in writing that this Lease shall not be terminated in the event of any foreclosure if Tenant is not in default under this Lease. Failure of Tenant to execute such instruments evidencing subordination of this Lease shall constitute a Default by Tenant hereunder. Landlord agrees to request of its existing lender holding a security interest in the Premises that such lender grant to Tenant non-disturbance rights so long as Tenant is not in breach or default under this Lease. Landlord makes no representation or warranty that such existing lender will grant such non-disturbance rights to Tenant and this Lease shall not be conditioned upon the existing lender granting such non-disturbance rights to Tenant.

20.3 Attornment. In the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust made by Landlord and covering the Premises, Building or Land, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided such purchaser expressly agrees in writing to be bound by the terms of the Lease, including, but not limited to, the quiet enjoyment provisions of Paragraph 40.

20.4 Estoppel Certificates.

(a) Delivery by Tenant. Tenant shall, within ten (10) days following request by Landlord therefor and without charge, with preparation costs and expenses therefor of Landlord at Landlord’s expense, execute and deliver to Landlord any and all documents, estoppel certificates, and current financial statements of Tenant requested by Landlord in connection with the sale or financing of the Building or Land, or requested by any lender making a loan affecting the Building or Land. Landlord may require that Tenant in any estoppel certificate shall (i) certify that this Lease is unmodified and in full force and effect (or, if modified, state the nature of such modification and certify that this Lease, as so modified, is in full force and effect) and has not been assigned, (ii) certify the date to which Rentals are paid in advance, if any, (iii) acknowledge that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specify such defaults if claimed, (iv) evidence the status of this Lease as may be required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage covering the Building or Land or a purchaser of the Building or Land from Landlord, (v) warrant that in the event any beneficiary of any security instrument encumbering the Building or Land forecloses on the security instrument or sells the Building or Land pursuant to any power of sale contained in such security instrument, such beneficiary shall not be liable for the Security Deposit (unless such beneficiary actually receives the Security Deposit), (vi) certify the date Tenant entered into occupancy of the Premises and that Tenant is conducting business at the Premises, (vii) certify that all improvements to be constructed on the Premises by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and (viii) certify such other matters relating to the Lease and/or Premises as may be requested by a lender making a loan to Landlord or a purchaser of the Building or Land from Landlord.

(b) Nondelivery by Tenant. Tenant’s failure to deliver an estoppel certificate as required pursuant to Paragraph 20.4(a) above shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord and has not been assigned, (ii) there are now no uncured defaults in Landlord’s performance, (iii) no Rentals have been paid in advance except those that are set forth in this Lease, (iv) no beneficiary of any security instrument encumbering the Building or Land shall be liable for the Security Deposit in the event of a foreclosure or sale under such security instrument, (v) the improvements to be constructed on the Premises by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and (vi) Tenant has entered into occupancy of the Premises on such date as may be represented by Landlord and is open and conducting business at the Premises. Tenant’s failure to deliver any estoppel certificate as required pursuant to Paragraph 20.4(a) above shall be a Default by Tenant.

21. Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Therefore, any holding over by Tenant after Lease Termination shall not constitute a renewal or extension of the Lease Term, nor give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after Lease Termination with the consent of Landlord, shall be construed to be a tenancy from month to month, at one hundred fifty percent (150%) of the monthly Rent for the month preceding Lease Termination in addition to all Additional Rent payable hereunder, and shall otherwise be on the terms and conditions herein specified insofar as applicable. If Tenant remains in possession of the Premises after Lease Termination without Landlord’s consent, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from Tenant’s failure to surrender the Premises, including without limitation, any claims made by any succeeding tenant based on delay in the availability of the Premises.

22. Notices. Any notice required or desired to be given under this Lease shall be in writing, and all notices shall be given by personal delivery or mailing. All notices personally given on Tenant may be delivered to any corporate officer or agent of Tenant if Tenant is a corporation, or on any one signatory party if more than one party signs this Lease on behalf of Tenant; any notice so given shall be binding upon all signatory parties as if served upon each such party personally. Any notice given pursuant to this Paragraph 22 shall be deemed to have been given when personally delivered, or if mailed, when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, certified or registered mail and postage prepaid, addressed to the party at the last address given for purposes of notice pursuant to the provisions of this Paragraph 22. At the date of execution of this Lease, the addresses of Landlord and Tenant are set forth in Paragraph 1.11 above.

23. Attorneys’ Fees. In the event either party hereto shall bring any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover Rentals, to enforce an indemnity, defense or hold harmless obligation, to terminate the tenancy of the Premises, or to enforce, protect, interpret, or establish any term, condition, or covenant of this Lease or right or remedy of either party, the prevailing party shall be entitled to recover, as a part of such action or proceeding, reasonable attorneys’ fees and court costs, including attorneys’ fees and costs for appeal, as may be fixed by the court or jury.

24. Assignment, Subletting and Hypothecation.

24.1 In General. Tenant shall not voluntarily sell, assign or transfer all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, sublease all or any part of the Premises, or permit all or any part of the Premises to be used by any person or entity other than Tenant or Tenant’s employees, except as specifically provided in this Paragraph 24.

24.2 Voluntary Assignment and Subletting.

(a) Notice to Landlord. Tenant shall, by written notice, advise Landlord of Tenant’s desire on a stated date (which date shall not be less than thirty (30) days nor more than ninety (90) days after the date of Tenant’s notice) to assign this Lease or to sublet all or any part of the Premises for any part of the Lease Term. Tenant’s notice shall state the name, legal composition and address of the proposed assignee or subtenant, and Tenant shall provide the following information to Landlord with said notice: a true and complete copy of the proposed assignment agreement or sublease; if requested by Landlord, financial statements of the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the assignment or sublease; the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises; the payments to be made or other consideration to be given on account of the assignment or sublease; a current financial statement of Tenant; and such other pertinent information as may be requested by Landlord, all in sufficient detail to enable Landlord to evaluate the proposed assignment or sublease and the prospective assignee or subtenant. Tenant’s notice shall not be deemed to have been served or given until such time as Tenant has provided Landlord with all information reasonably requested by Landlord pursuant to this Paragraph 24.2. Tenant shall immediately notify Landlord of any modification to the proposed terms of such assignment or sublease. Tenant may withdraw its notice at any time prior to exercise by Landlord of Landlord’s right to terminate as described in Paragraph 24.2(b).

(b) Offer to Terminate. If Tenant notifies Landlord of its desire to assign this Lease (or Tenant’s interests hereunder) or sublet more than fifty percent (50%) of the

Premises, Tenant’s notice shall constitute an offer to terminate this Lease and Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to terminate the Lease (i) entirely, in the event of a proposed assignment or a sublease of the entire Premises for the remainder of the Lease Term, or (ii) as to the portion of the Premises which is the subject of a proposed sublease of more than fifty percent (50%) of the Premises, as specified in Tenant’s notice. If Landlord elects to terminate, this Lease shall terminate on the date stated in the notice given by Tenant pursuant to Paragraph 24.2(a), subject to any obligations which have accrued and are unfulfilled as of such date.

(c) Landlord’s Consent. If Landlord does not exercise its right to terminate pursuant to Paragraph 24.2(b) within thirty (30) days after receipt of Tenant’s notice or if a proposed sublease is not subject to the provisions of Paragraph 24.2(b), Landlord shall not unreasonably withhold its consent to the proposed assignment or subletting, on the terms and conditions specified in said notice. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed assignment or sublease, if Landlord withholds its consent where Tenant is in default at the time of the giving of Tenant’s notice or at any time thereafter, or where the net worth of the proposed assignee or subtenant (according to generally accepted accounting principles) is less than the greater of (i) the net worth of Tenant immediately prior to the assignment or sublease (ii) or the net worth of Tenant at the time this Lease is executed, such withholding of consent shall be presumptively reasonable. Fifty percent (50%) of any and all Rent paid by an assignee or subtenant in excess of the Rent to be paid under this Lease (prorated in the event of a sublease of less than the entire Premises), after Tenant’s deduction therefrom of reasonable brokerage commissions and tenant improvement costs (including, without limitation, design, permitting and construction costs) incurred by Tenant solely in connection with such assignment or subleasing transaction, shall be paid directly to Landlord, as Additional Rent, at the time and place specified in this Lease. For the purposes of this Paragraph 24, the term “rent” shall include any consideration of any kind received, or to be received, by Tenant from an assignee or subtenant, if such sums are related to Tenant’s interest in this Lease or in the Premises, including, but not limited to key money, bonus money, and payments (in excess of the fair market value thereof) for Tenant’s assets, fixtures, trade fixtures, inventory, accounts, goodwill, equipment, furniture, general intangibles, and any capital stock or other equity ownership interest of Tenant. Any assignment or subletting without Landlord’s consent shall be voidable at Landlord’s option, and shall constitute a Default by Tenant. Landlord’s consent to any one assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 24 as to any subsequent assignment or sublease nor a consent to any subsequent assignment or sublease; further, Landlord’s consent to an assignment or sublease shall not release Tenant from Tenant’s obligations under this Lease, and Tenant shall remain jointly and severally liable with the assignee or subtenant.

(d) Assumption of Obligations. In the event Landlord consents to any assignment or sublease, such consent shall be conditioned upon the assignee expressly assuming and agreeing to be bound by each of Tenant’s covenants, agreements and obligations contained in this Lease, pursuant to a written assignment and assumption agreement in a form approved by Landlord. Landlord’s consent to any assignment or sublease shall be evidenced by Landlord’s signature on said assignment and assumption agreement or on said sublease or by a separate written consent. In the event Landlord consents to a proposed assignment or sublease, such assignment or sublease shall be valid and the assignee or subtenant shall have the right to take possession of the Premises only if an executed original of the assignment or sublease is delivered to Landlord, and such document contains the same terms and conditions as stated in Tenant’s notice to Landlord given pursuant to Paragraph 24.2(a) above, except for any such modifications to which Landlord has consented in writing.

24.3 Collection of Rent. Tenant hereby irrevocably gives to and confers upon Landlord, as security for Tenant’s obligations under this Lease, the right, power and authority to collect all rents from any assignee or subtenant of all or any part of the Premises as permitted by this Paragraph 24, or otherwise, and Landlord, as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; provided, however, that until the occurrence of any Default by Tenant or except as provided by the provisions of Paragraph 24.2(c) above, Tenant shall have the right to collect such rent. Upon the occurrence of any Default by Tenant, Landlord may at any time without notice in Landlord’s own name sue for or otherwise collect such rent, including rent past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, toward Tenant’s obligations under this Lease. Landlord’s collection of such rents shall not constitute an acceptance by Landlord of attornment by such subtenants; in the event of a Default by Tenant, Landlord shall have all rights provided by this Lease and by law, and Landlord may, upon reentry and taking possession of the Premises, eject all parties in possession or eject some and not others, or eject none, as Landlord shall determine in Landlord’s sole discretion.

24.4 Intentionally Omitted

24.5 Corporations. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning fifty percent (50%) or more (cumulatively) of the partnership, any assignment(s) of fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease requiring the prior written consent of Landlord. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, any sale or transfer (or cumulative sales or transfers) of the capital stock of Tenant in excess of fifty percent (50%), or any sale (or cumulative sales) of all or substantially all of the assets of Tenant shall be deemed an assignment of this Lease requiring the prior written consent of Landlord. Any such withdrawal or substitution of partners or assignment of any interest in or dissolution of a partnership tenant, and any such sale of stock or assets of a corporate tenant without the prior written consent of Landlord shall be a Default by Tenant hereunder. The foregoing notwithstanding, the sale or transfer of any or all of the capital stock of a corporation, the capital stock of which is now or hereafter becomes publicly traded, shall not be deemed an assignment of this Lease.

Notwithstanding anything to the contrary contained in this Lease, Tenant, without Landlord’s prior written consent (but with notice to Landlord), may sublet the Premises or assign this Lease to (i) a parent or sister company, subsidiary, affiliate, division or corporation controlled by or under common control with Tenant; (ii) a successor corporation related to

Tenant by merger, consolidation, non-bankruptcy reorganization or government action; or (iii) a purchaser of substantially all of Tenant’s assets located at the Premises, provided that in either of the latter two instances the successor or purchaser has a net worth not less than the net worth of Tenant at the time that Tenant executes this Lease (each, a “Permitted Assignee”). Notwithstanding that a Transfer is made to a Permitted Assignee, Tenant shall not be released from any of its obligations under this Lease and such Permitted Assignee shall be required to assume all of Tenant’s obligations hereunder as a condition to such transfer being permitted without Landlord’s prior written consent.

24.6 Reasonable Provisions. Tenant expressly agrees that the provisions of this Paragraph 24 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.

24.7 Attorneys’ Fees. Tenant shall pay, as Additional Rent, Landlord’s actual attorneys’ fees for reviewing, investigating, processing and/or documenting any requested assignment or sublease, whether or not Landlord’s consent is granted.

24.8 Involuntary Transfer. No interest of Tenant in this Lease shall be assignable involuntarily or by operation of law, including, without limitation, the transfer of this Lease by testacy or intestacy. Each of the following acts shall be considered an involuntary assignment:

(a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or a proceeding under any bankruptcy law is instituted in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

(b) Levy of a writ of attachment or execution on this Lease;

(c) Appointment of a receiver with authority to take possession of the Premises in any proceeding or action to which Tenant is a party; or

(d) Foreclosure of any lien affecting Tenant’s interest in the Premises, which lien was not consented to by Landlord pursuant to Paragraph 24.9.

An involuntary assignment shall constitute a Default by Tenant and Landlord shall have the right to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant. In the event the Lease is not terminated, the provisions of Paragraph 24.2(c) regarding rents paid by an assignee or subtenant and Paragraph 24.4 shall apply. If a writ of attachment or execution is levied on this Lease, or if any involuntary proceeding in bankruptcy is brought against Tenant or a receiver is appointed, Tenant shall have sixty (60) days in which to cause the attachment or execution to be removed, the involuntary proceeding dismissed, or the receiver removed.

24.9 Hypothecation. Tenant shall not hypothecate, mortgage or encumber Tenant’s interest in this Lease or in the Premises or otherwise use this Lease as a security device in any manner without the consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Consent by Landlord to any such hypothecation or creation of a lien or mortgage shall not constitute consent to an assignment or other transfer of this Lease following foreclosure of any permitted lien or mortgage.

24.10 Binding on Successors. The provisions of this Paragraph 24 expressly apply to all heirs, successors, sublessees, assignees and transferees of Tenant.

25. Successors. Subject to the provisions of Paragraph 24 above and Paragraph 30.2(a) below, the covenants, conditions, and agreements contained in this Lease shall be binding on the parties hereto and on their respective heirs, successors and assigns.

26. Landlord Default; Mortgagee Protection. Landlord shall not be in default under this Lease unless Tenant shall have given Landlord written notice of the breach and, within thirty (30) days after notice, Landlord has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion. Any money judgment obtained by Tenant based upon Landlord’s breach of this Lease shall be satisfied only out of the proceeds of the sale or disposition of Landlord’s interest in the Premises (whether by Landlord or by execution of judgment). Anything in this Lease to the contrary notwithstanding, under no circumstances shall Landlord be liable to Tenant for consequential damages, including, without limitation, any loss profits, loss of business or lost income. In the event of any default on the part of Landlord under this Lease, Tenant shall give notice by registered or certified mail to any beneficiary of a deed of trust or any mortgagee of a mortgage affecting the Premises, Building or Land whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

27. Exhibits. All exhibits attached to this Lease shall be deemed to be incorporated herein by the individual reference to each such exhibit, and all such exhibits shall be deemed to be a part of this Lease as though set forth in full in the body of the Lease.

28. Surrender of Lease Not Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants.

29. Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained (or the acceptance by Landlord of any performance by Tenant after the time the same shall become due) shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach thereof or of any other term, covenant or condition herein contained, unless otherwise expressly agreed to by Landlord in writing. The acceptance by Landlord of any sum less than that which is required to be paid by Tenant shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Landlord, in Landlord’s absolute discretion, if Tenant does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in any letter of transmittal. The acceptance by Landlord of any sum tendered by a purported assignee or transferee of Tenant shall not be deemed a consent by Landlord to any assignment or transfer of Tenant’s interest herein. No custom or practice which may arise between the parties hereto in the administration of the terms of this Lease shall be construed as a waiver or diminution of Landlord’s right to demand performance by Tenant in strict accordance with the terms of this Lease.

30. General.

30.1 Captions and Headings. The captions and paragraph headings used in this Lease are for convenience of reference only. They shall not be construed to limit or extend the meaning of any part of this Lease, and shall not be deemed relevant in resolving any question of interpretation or construction of any paragraph of this Lease.

30.2 Definitions.

(a) Landlord. The term Landlord as used in this Lease, so far as the covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title to the Premises. In the event of any transfer(s) of such interest, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall have no further liability under this Lease to Tenant except as to matters of liability which have accrued and are unsatisfied as of the date of such transfer, it being intended the covenants and obligations contained in this Lease on the part of Landlord shall be binding on Landlord and its successors and assigns only during and in respect of their respective period of ownership of the fee; provided that any funds in the possession of Landlord or the then grantor and as to which Tenant has an interest, less any deductions permitted by law or this Lease, shall be turned over to the grantee. The covenants and obligations contained in this Lease on the part of Landlord shall, subject to the provisions of this Paragraph 30.2(a), be binding upon each Landlord and such Landlord’s heirs, personal representatives, successors and assigns only during its respective period of ownership. Except as provided in this Paragraph 30.2(a), this Lease shall not be affected by any transfer of Landlord’s interest in the Premises, and Tenant shall attorn to any transferee of Landlord provided that all of Landlord’s obligations hereunder are assumed in writing by such transferee.

(b) Agents. For purposes of this Lease and without otherwise affecting the definition of the word “agent” or the meaning of an “agency,” the term “agents” shall be deemed to include the agents, employees, officers, directors, servants, invitees, contractors, successors, representatives, subcontractors, guests, customers, suppliers, partners, affiliated companies, and any other person or entity related in any way to the respective party, Tenant or Landlord.

(c) Interpretation of Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter.

30.3 Copies. Any executed copy of this Lease shall be deemed an original for all purposes.

30.4 Time of Essence. Time is of the essence as to each and every provision in this Lease requiring performance within a specified time, except as to the conditions relating to the delivery of possession of the Premises to Tenant.

30.5 Severability. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. However, if Tenant’s obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease at the option of Landlord shall terminate.

30.6 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

30.7 Joint and Several Liability. If Tenant is more than one person or entity, each such person or entity shall be jointly and severally liable for the obligations of Tenant hereunder.

30.8 Construction of Lease Provisions. Although printed provisions of this Lease were prepared by Landlord, this Lease shall not be construed either for or against Tenant or Landlord, but shall be construed in accordance with the general tenor of the language to reach a fair and equitable result.

30.9 Conditions. All agreements by Tenant contained in this Lease, whether expressed as covenants or conditions, shall be construed to be both covenants and conditions, conferring upon Landlord, in the event of a breach thereof, the right to terminate this Lease.

30.10 Tenant’s Financial Statements. Tenant hereby warrants that all financial statements delivered by Tenant to Landlord are true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Tenant acknowledges and agrees that Landlord is relying on such financial statements in accepting this Lease, and that a breach of Tenant’s warranty as to such financial statements shall constitute a Default by Tenant.

30.11 Withholding of Landlord’s Consent. Notwithstanding any other provision of this Lease where Tenant is required to obtain the consent (whether written or oral) of Landlord to do any act, or to refrain from the performance of any act, Tenant agrees that if Tenant is in default with respect to any term, condition, covenant or provision of this Lease, then Landlord shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.

31. Signs. Tenant shall not place or permit to be placed any sign or decoration on the Land or the exterior of the Building or that would be visible from the exterior of the Building or Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and consent of the City of Santa Clara (to the extent required). Notwithstanding the foregoing, in no event shall any such sign revolve, rotate, move or create the illusion of revolving, rotating or moving. All signs placed on the Building by Tenant shall comply with all recorded documents affecting the Premises, including but not limited to any Declaration of Conditions, Covenants and Restrictions; and applicable statutes, ordinances, rules and regulations of governmental agencies having jurisdiction thereof. At Landlord’s option, Tenant shall at Lease Termination remove any sign which it has placed on the Premises, Land or the Building, and shall, at its sole cost, repair any damage caused by the installation or removal of such sign.

32. Landlord as Party Defendant. If, by reason of any act or omission by Tenant or Tenant’s agents, Landlord is made a party defendant concerning this Lease, or any portion of the Project, Tenant shall indemnify Landlord against all liability incurred (or threatened against) Landlord as a party defendant, including all damages, costs and attorneys’ fees.

33. Landlord Not a Trustee. Landlord shall not be deemed to be a trustee of any funds paid to Landlord by Tenant (or held by Landlord for Tenant) pursuant to this Lease, including without limitation the Security Deposit. Landlord shall not be required to keep any such funds separate from Landlord’s general funds or segregated from any funds paid to Landlord by (or held by Landlord for) other tenants of the Project. Any funds held by Landlord pursuant to this Lease shall not bear interest.

34. Interest. Any payment due from Tenant to Landlord shall bear interest from the date due until paid, at an annual rate equal to the greater of: ten percent (10%) per annum; or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the month immediately preceding the due date, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended. In addition, Tenant shall pay all costs and attorneys’ fees incurred by Landlord in the collection of such amounts.

35. Surrender of Premises. On the last day of the Lease Term or upon the sooner termination of this Lease, Tenant shall, to the reasonable satisfaction of Landlord, surrender the Premises to Landlord in good condition (reasonable wear and tear excepted) with all originally painted interior walls washed, or repainted if marked or damaged and other interior walls cleaned and repaired or replaced, all carpets cleaned and in good condition, and all floors cleaned and waxed. Tenant shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed shall be deemed abandoned by Tenant. Furthermore, Tenant shall immediately repair all damage to the Project caused by any such removal. If the Premises are not so surrendered at Lease Termination, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants. Tenant’s obligation under the immediately preceding sentence shall survive the termination of this Agreement.

36. Labor Disputes. In the event Tenant shall in any manner be involved in or be the object of a labor dispute which subjects the Premises or any part of the Project to any picketing, work stoppage or other concerted activity which in the reasonable opinion of Landlord is detrimental to the operation of the Project or its tenants, Landlord shall have the right to require Tenant, at Tenant’s own expense and within a reasonable period of time, to use Tenant’s best efforts to either resolve such labor dispute or terminate or control any such picketing, work stoppage or other concerted activity to the extent necessary to eliminate any interference with the operation of the Project. To the extent such labor dispute interferes with the performance of Landlord’s duties hereunder, Landlord shall be excused from the performance of such duties. Failure by Tenant to use its best efforts to so resolve such dispute or terminate or control such picketing, work stoppage or other concerted activity within a reasonable period of time shall constitute a Default by Tenant hereunder. Nothing contained in this Paragraph 36 shall be construed as placing Landlord in an employer/employee relationship with any of Tenant’s employees or with any other employees who may be involved in such labor dispute.

37. No Partnership or Joint Venture. Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord, Tenant, or any other party, or cause Landlord to be responsible for the debts or obligations of Tenant or any other party.

38. Entire Agreement. Any agreements, warranties, or representations not expressly contained herein shall in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, whether written or oral, between Landlord and its agents and Tenant and its agents with respect to the Project or this Lease. This Lease constitutes the entire agreement between the parties hereto and no addition to, or modification of, any term or provision of this Lease shall be effective until and unless set forth in a written instrument signed by both Landlord and Tenant.

39. Submission of Lease. Submission of this instrument for Tenant’s examination or execution does not constitute a reservation of space nor an option to lease. This instrument shall not be effective until executed by both Landlord and Tenant. Execution of this Lease by Tenant shall constitute an offer by Tenant to lease the Premises, which offer shall be deemed accepted by Landlord when this Lease is executed by Landlord and delivered to Tenant.

40. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying Rentals and performing its covenants and conditions under the Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the terms of this Lease and of any mortgages or deeds of trust affecting the Premises, and the rights reserved by Landlord hereunder. Any purchaser upon any foreclosure or exercise of the power of sale under any mortgage or deed of trust made by Landlord and covering the Premises, Building or Land to whom Tenant attorns pursuant to Paragraph 20.3 above shall be bound by the terms of this Paragraph 40.

41. Authority. The undersigned parties hereby warrant that they have proper authority and are empowered to execute this Lease on behalf of the Landlord and Tenant, respectively. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Tenant is a corporation, Tenant shall, upon execution of this Lease, deliver to Landlord a certified copy of the resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease. In the event Tenant should fail to deliver such resolution to Landlord upon execution of this Lease, Landlord shall not be deemed to have waived its right to require delivery of such resolution, and at any time during the Lease Term Landlord may request Tenant to deliver the same, and Tenant agrees it shall thereafter promptly deliver such resolution to Landlord. If Tenant is a corporation, Tenant warrants that:

(a) Tenant is a valid and existing corporation;

(b) Tenant is qualified to do business in California;

(c) All fees and all franchise and corporate taxes are paid to date, and will be paid when due;

(d) All required forms and reports will be filed when due; and

(e) The signers of this Lease are properly authorized to execute this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease effective as of the date set forth below.

LANDLORD:		TENANT:

CORONADO STENDER ASSOCIATES, LLC, a Delaware limited liability company		DAYSTAR TECHNOLOGIES, INC., a Delaware corporation

By:	P V Coronado Stender, LLC	By:
	a Delaware limited liability company, Its managing member	Printed:

	By:	Its:

Printed:

	Its:	By:

Dated: , 2006	Printed:

Its:

Dated: , 2006

EXHIBITS

A	Site Plan	Paragraph 1.4 (Shows Building crosshatched and the Land outlined pursuant to Paragraph 2.1)

B	Hazardous Materials List	Paragraph 6.4

C	Tenant’s Proposed Improvements and Alterations for Landlord’s Approval or Disapproval	[Exhibit C is not referenced in Lease]